EXHIBIT 99



Contact:  Jonathan B. Weis                  FOR IMMEDIATE RELEASE

     Director of Corporate Communications
     Entertainment Properties Trust
     (816) 472-1700


     Joe Keenan, Sturges + Word
     (816) 221-7500

    ENTERTAINMENT PROPERTIES TRUST ANNOUNCES DEAL TO ACQUIRE
       MEGAPLEX THEATRE PROPERTIES OPERATED BY CONSOLIDATED

          KANSAS CITY, Mo. (June 29, 1998) - Entertainment Properties Trust (EPR:NYSE), a Real Estate Investment Trust
     (REIT) that owns entertainment-related properties, announced today that it has signed a binding purchase agreement to acquire the Raleigh Grand 16 in Raleigh, N.C., operated by Consolidated Theatres. The agreement with Consolidated covers four properties, including the Raleigh Grand, with an approximate value of $45 million. The Raleigh Grand property represents a transaction value of $8.375 million.

     Consolidated, based in Charlotte, N.C., is a regional movie exhibitor that operates six theatres with more than 60 screens. It has more than 120 screens in development throughout the southeast.

     "The Raleigh Grand and other locations we have under contract advance our strategy of buying the dominant theatre in its respective marketplace," said President Robert L. "Chip" Harris. "Consolidated and its principals have been in the movie theatre business for more than 25 years and they run the kind of operation that is crucial to the long-term success of our investment."

                              -MORE-

EPR PURCHASE AGREEMENT
First and final add

Since becoming publicly traded in November of 1997, EPR has acquired more than $400 million in theatre and related properties.

Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common shares of beneficial interest are traded on the New York Stock Exchange under the ticker symbol EPR.

                                ###